Exhibit 99.1
Cardiac Science Announces Q3 Results
Q3 Revenue of $34.5 Million
Bothell, WA — November 9, 2010 — Cardiac Science Corporation [NASDAQ: CSCX], a global leader in automated external defibrillator (AED) and diagnostic cardiac monitoring devices, today announced its financial results for the third quarter of 2010.
The Company’s third quarter revenue of $34.5 million consisted of $11.8 million in cardiac monitoring products revenue, $18.1 million in defibrillation products revenue and $4.5 million in service revenue.
Defibrillation products revenue was down 16% compared to the prior year third quarter, due principally to the absence of any Japanese AED revenue in the current quarter as a result of the previously announced termination of our Japanese distribution arrangement, compared to approximately $2.9 million in the third quarter of last year. As previously announced, the Company has signed an agreement with a new Japanese distributor, but does not expect meaningful AED sales in Japan until the second half of 2011.
Third quarter 2010 cardiac monitoring products revenue was down 9% compared to the prior year third quarter, due primarily to market softness and a temporary delay in availability of newly released products near quarter end. The Company was not able to ship approximately $1.0 million in recently introduced cardiac monitoring products that were ordered for delivery during the quarter due to initial delays in availability of components in quantities sufficient to meet demand. The Company expects to ship the backordered products during the fourth quarter.
Service revenue for the third quarter of 2010 was up 6% compared to the same quarter last year.
Gross margin was 46.7% for the third quarter of 2010. Gross margin for the third quarter of the prior year was 0.2%, including the effect of a charge of $18.5 million for estimated costs relating to a corrective AED field action. Excluding this charge, Pro Forma Gross Margin in the third quarter of 2009 would have been 47.8%. The slight decline in gross margin in the third quarter of 2010 compared to pro forma gross margin in the third quarter of 2009 was primarily the result of a lower proportion of defibrillation products revenue in the current year, as AEDs generally yield higher gross margins than cardiac monitoring products and services.
Operating expenses for the quarter were $22.5 million, compared to $22.8 million for the third quarter of 2009. Operating expenses in the current quarter included approximately $0.8 million in costs relating to the Company’s efforts to sell all or a portion of the Company, including costs relating to the recently announced agreement with Opto Circuits (India) Ltd.
The Company reported a net loss of $6.4 million, or $0.27 loss per share, in the third quarter of 2010. This compares to a net loss of $66.5 million, or $2.85 per share, in the third quarter of 2009. Our net loss for the third quarter of 2009 included an initial charge of $18.5 million related to our AED corrective and a charge of $44.0 million to increase the valuation allowance against the Company’s deferred income tax assets. EBITDA for the third quarter of 2010 was negative $4.7 million and Adjusted EBITDA, which excludes stock-based compensation expense, was negative $4.1 million.
The Company reported net cash used in operations of $4.0 million for the third quarter of 2010, including $2.7 million used in activities relating to the Company’s ongoing AED corrective actions. The Company had $6.7 million in cash and cash equivalents as of September 30, 2010.
Pending Acquisition by Opto Circuits (India) Ltd
On October 19, 2010 the Company announced that it had entered into an Agreement and Plan of Merger with Opto Circuits (India) Ltd. (“Opto Circuits”), pursuant to which Opto Circuits has agreed to acquire all of the outstanding shares of Cardiac Science common stock for $2.30 per share. The transaction, which has been unanimously approved by the boards of directors of both companies, will take the form of an all-cash tender offer by a wholly-owned subsidiary of Opto Circuits, followed by a second-step merger of that subsidiary with Cardiac Science, as a result of which any shares that have not been validly tendered into the offer will be converted into the right to receive cash equal to the offer price of $2.30 per share. The tender offer by Opto Circuits, which was commenced on November 1, 2010, is subject to customary conditions, including that shares representing at least sixty percent (60%) of Cardiac Science’s outstanding shares of common stock are validly tendered into the offer. The companies are targeting a fourth quarter 2010 closing, assuming satisfaction of closing conditions and successful execution of the tender offer process. Upon completion of the merger, Cardiac Science will become a wholly-owned subsidiary of Opto Circuits.
Non-GAAP and Pro Forma Financial Information
This news release contains a discussion of EBITDA, Adjusted EBITDA and Pro Forma Gross Margin which are non-GAAP financial measures provided as a complement to results provided in accordance with U.S. generally accepted accounting principles (“GAAP”). We define the term “EBITDA” as earnings before net interest, income taxes, depreciation, and amortization. We define “Adjusted EBITDA” as EBITDA before stock-based compensation and, in the case of the third quarter of 2009, before corrective action costs associated with a corrective AED field action. “Pro Forma Gross Margin” for the third quarter of 2009 refers to Gross Profit before costs associated with corrective actions as a percentage of Total Revenues. These measures are not substitutes for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies. EBITDA and Adjusted EBITDA are an integral part of the internal management reporting and planning process and are the primary measures used by management to evaluate the operating performance of the Company. The components of these measures include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors. Pro Forma Gross Margin for the third quarter of 2009 is being presented because of the impact of the extraordinary charges related to the corrective actions on the Company’s Gross Margin for the three month period ended September 30, 2009. Presentation of Gross Margin excluding this charge allows for a comparison of the Company’s performance on a basis that management believes is more consistent from period to period. Reconciliations of EBITDA and Adjusted EBITDA to Net Loss

and Pro Forma Gross Margin to Gross Margin, the most comparable GAAP measures, are contained in this press release.
About Cardiac Science
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AED), electrocardiograph devices (ECG/EKG), cardiac stress treadmill and systems, PC-based diagnostic workstations, Holter monitoring systems, hospital defibrillators, vital signs monitors, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The company sells a variety of related products and consumables and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in almost 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit http://www.cardiacscience.com.
Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future AED sales in Japan, expected shipments of backordered products in the fourth quarter of 2010, and expectations regarding the closing of the transaction with Opto Circuits. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results and performance may vary significantly from those expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks include those more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2009, as updated by subsequent quarterly reports on Form 10-Q. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
For more information,

Company Contact:	Investor Contact:	Media Contact:
Mike Matysik	Matt Clawson	Christopher Gale
Cardiac Science Corporation	Allen & Caron	EVC Group Inc.
Senior Vice President and CFO	949.474.4300	646.201.5431
425.402.2009	matt@allencaron.com	203.570.4681
		cgale@evcgroup.com
LOGO: http://www.cardiacscience.com/images/main_logo.gif
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— Tables to Follow —

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2010		2009
	$	%	$	%

Revenues:
Cardiac monitoring products	$11,836	34.3%	$13,000	33.4%
Defibrillation products	18,149	52.6%	21,646	55.7%

Total product revenues	29,985	87.0%	34,646	89.1%
Service	4,495	13.0%	4,238	10.9%

Total revenues	34,480	100.0%	38,884	100.0%

Cost of revenues:
Products	15,244	50.8%	17,194	49.6%
Corrective action costs	—	n/m	18,500	47.6%
Service	3,149	70.1%	3,095	73.0%

Total cost of revenues	18,393	53.3%	38,789	99.8%

Gross profit:
Products	14,741	49.2%	17,452	50.4%
Service	1,346	29.9%	1,143	27.0%

Gross profit	16,087	46.7%	95	0.2%

Operating expenses:
Research and development	4,266	12.4%	4,270	11.0%
Sales and marketing	11,215	32.5%	11,923	30.7%
General and administrative	7,058	20.5%	6,571	16.9%

Total operating expenses	22,539	65.4%	22,764	58.5%

Operating loss	(6,452)	-18.7%	(22,669)	-58.3%

Other income:
Interest income	7	0.0%	23	0.1%
Other income, net	229	0.7%	158	0.4%

Total other income	236	0.7%	181	0.5%

Loss before income tax expense:	(6,216)	-18.0%	(22,488)	-57.8%
Income tax expense	(117)	-0.3%	(43,923)	-113.0%

Net loss	(6,333)	-18.4%	(66,411)	-170.8%
Less: Net income attributable to noncontrolling interests	(43)	-0.1%	(135)	-0.3%

Net loss attributable to Cardiac Science Corporation	$(6,376)	-18.5%	$(66,546)	-171.1%

Net loss per share attributable to Cardiac Science Corporation:
Basic	$(0.27)		$(2.85)
Diluted	$(0.27)		$(2.85)
Weighted average shares outstanding:
Basic	23,831,807		23,368,778
Diluted	23,831,807		23,368,778

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2010		2009
	$	%	$	%

Revenues:
Cardiac monitoring products	$37,362	36.0%	$40,151	35.0%
Defibrillation products	53,062	51.2%	61,413	53.6%

Total product revenues	90,424	87.2%	101,564	88.6%
Service	13,266	12.8%	13,098	11.4%

Total revenues	103,690	100.0%	114,662	100.0%

Cost of revenues:
Products	46,319	51.2%	49,261	48.5%
Corrective action costs	11,000	12.2%	18,500	16.1%
Service	9,499	71.6%	9,376	71.6%

Total cost of revenues	66,818	64.4%	77,137	67.3%

Gross profit:
Products	33,105	36.6%	52,303	51.5%
Service	3,767	28.4%	3,722	28.4%

Gross profit	36,872	35.6%	37,525	32.7%

Operating expenses:
Research and development	13,100	12.6%	11,358	9.9%
Sales and marketing	36,429	35.1%	34,392	30.0%
General and administrative	20,652	19.9%	18,536	16.2%

Total operating expenses	70,181	67.7%	64,286	56.1%

Operating loss	(33,309)	-32.1%	(26,761)	-23.3%

Other income:
Interest income	25	0.0%	55	0.0%
Other income, net	323	0.3%	555	0.5%

Total other income	348	0.3%	610	0.5%

Loss before income tax expense:	(32,961)	-31.8%	(26,151)	-22.8%
Income tax expense	(308)	-0.3%	(42,563)	-37.1%

Net loss	(33,269)	-32.1%	(68,714)	-59.9%
Less: Net income attributable to noncontrolling interests	(204)	-0.2%	(476)	-0.4%

Net loss attributable to Cardiac Science Corporation	$(33,473)	-32.3%	$(69,190)	-60.3%

Net loss per share attributable to Cardiac Science Corporation:
Basic	$(1.41)		$(2.98)
Diluted	$(1.41)		$(2.98)
Weighted average shares outstanding:
Basic	23,717,287		23,209,181
Diluted	23,717,287		23,209,181

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$6,690	$26,866
Accounts receivable, net	20,781	24,228
Inventories	23,902	23,581
Prepaid expenses and other current assets	2,775	3,702

Total current assets	54,148	78,377

Other assets	687	872
Machinery and equipment, net of accumulated depreciation	8,019	8,406
Deferred income taxes	31	31
Intangible assets, net of accumulated amortization	25,183	27,988
Investments in unconsolidated entities	308	386

Total assets	$88,376	$116,060

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,568	$11,030
Accrued liabilities	13,323	12,216
Warranty liability	3,933	4,028
Deferred revenue	7,744	7,919
Corrective action liabilities	18,757	15,249

Total current liabilities	54,325	50,442

Deferred income taxes	5,389	5,389

Total liabilities	59,714	55,831

Equity:
Cardiac Science Corporation shareholders’ equity	27,211	58,936
Noncontrolling interests	1,451	1,293

Total equity	28,662	60,229

Total liabilities and equity	$88,376	$116,060

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2010	2009

Operating Activities:
Net loss	$(6,333)	$(66,411)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	577	674
Depreciation and amortization	1,516	1,595
Amortization of debt issuance costs	45	—
Deferred income taxes	—	43,996

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	3,237	(5,552)
Inventories	634	9
Prepaid expenses and other assets	553	509
Accounts payable	(1,976)	1,672
Accrued liabilities	593	(672)
Warranty liability	(48)	56
Corrective action liabilities	(2,695)	18,500
Deferred revenue	(55)	539

Net cash used in operating activities	(3,952)	(5,085)

Investing Activities:
Purchases of machinery and equipment	(289)	(1,034)
Proceeds from repayment of note	80	27
Purchase of intangible assets	—	(370)

Net cash used in investing activities	(209)	(1,377)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	73	161
Minimum tax withholding on restricted stock awards	(12)	(13)
Debt issuance costs	(181)	—

Net cash provided by (used in) financing activities	(120)	148

Effect of exchange rate changes on cash and cash equivalents	86	74

Net change in cash and cash equivalents	(4,195)	(6,240)
Cash and cash equivalents, beginning of period	10,885	37,868

Cash and cash equivalents, end of period	$6,690	$31,628

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2010	2009

Operating Activities:
Net loss	$(33,269)	$(68,714)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,797	1,887
Depreciation and amortization	4,724	4,662
Amortization of debt issuance costs	45	—
Deferred income taxes	—	42,231

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	3,219	3,165
Inventories	(363)	(1,321)
Prepaid expenses and other assets	1,213	545
Accounts payable	(250)	(785)
Accrued liabilities	1,172	(963)
Warranty liability	(63)	65
Corrective action liabilities	3,508	18,500
Deferred revenue	(175)	(131)

Net cash used in operating activities	(18,442)	(859)

Investing Activities:
Purchases of machinery and equipment	(1,634)	(2,688)
Proceeds from repayment of note	82	110
Purchase of intangible assets	—	(370)
Cash paid for acquisitions	—	(54)

Net cash used in investing activities	(1,552)	(3,002)

Financing Activities:
Proceeds from exercise of stock options and issuance of
shares under employee stock purchase plan	225	897
Minimum tax withholding on restricted stock awards	(106)	(110)
Debt issuance costs	(181)	—

Net cash provided by (used in) financing activities	(62)	787

Effect of exchange rate changes on cash and cash equivalents	(120)	47

Net change in cash and cash equivalents	(20,176)	(3,027)
Cash and cash equivalents, beginning of period	26,866	34,655

Cash and cash equivalents, end of period	$6,690	$31,628

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Loss Attributable to Cardiac Science
	Corporation to Adjusted EBITDA
	Three Months Ended		Three Months Ended
	September 30, 2010		September 30, 2009

		% of revenue		% of revenue

Net loss attributable to Cardiac Science Corporation	$(6,376)	-18.5%	$(66,546)	-171.1%
Depreciation and amortization	1,561	4.5%	1,595	4.1%
Interest income	(7)	0.0%	(23)	-0.1%
Income tax expense	117	0.3%	43,923	113.0%

EBITDA	(4,705)	-13.6%	(21,051)	-54.1%

Stock-based compensation	577	1.7%	674	1.7%
Corrective action costs	—		18,500

Adjusted EBITDA	$(4,128)	-12.0%	$(1,877)	-4.8%

	Reconciliation of Gross
	Margin to Pro Forma Gross Margin
	Three Months Ended
	September 30, 2009
		% of revenue

Gross profit	$95	0.2%
Corrective action costs	18,500	47.6%

Pro forma gross profit	$18,595	47.8%

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